                                                                    Exhibit 99.1


                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of United Payors & United Providers, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and cash flows present fairly, in all material respects, the financial position of United Payors & United Providers, Inc. and subsidiaries (the "Company") as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                    PricewaterhouseCoopers LLP

Washington, D.C.
February 7, 2000

                    UNITED PAYORS & UNITED PROVIDERS, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                      December 31,       December 31,
                                                                         1999               1998
                                                                      ------------       ------------
                                                    ASSETS
HEALTH CARE SERVICES
--------------------
Current assets:
    Cash and cash equivalents                                         $ 36,774,618       $ 27,510,647
    Short-term investments                                               5,145,070          3,855,195
    Accounts receivable, net                                            17,861,953         12,729,631
    Deferred income taxes                                                1,199,866            707,491
    Other current assets                                                 1,555,665          1,109,584
                                                                      ------------       ------------
       Total current assets                                             62,537,172         45,912,548
Fixed assets, net                                                        4,384,053          4,301,944
Advances to contracting providers, net                                  37,337,030         24,414,030
Investment securities                                                   23,575,600          1,811,777
Intangible and other assets, net                                        46,175,300         39,504,700
                                                                      ------------       ------------
       Total assets - HEALTH CARE SERVICES                             174,009,155        115,944,999
                                                                      ------------       ------------

FINANCIAL SERVICES
------------------
Cash and cash equivalents                                                6,617,677                  -
Secondary market funding receivable                                      1,478,456                  -
Investment securities                                                    2,933,163                  -
Loans receivable, net                                                   15,883,237                  -
Real estate owned, net                                                     912,540                  -
Intangible and other assets, net                                         7,869,873                  -
                                                                      ------------       ------------
       Total assets - FINANCIAL SERVICES                                35,694,946                  -
                                                                      ------------       ------------
       Total assets                                                   $209,704,101       $115,944,999
                                                                      ============       ============

                                  LIABILITIES AND SHAREHOLDERS' EQUITY

HEALTH CARE SERVICES
--------------------
Current liabilities:
    Accounts payable and accrued expenses                             $ 11,421,900       $ 11,487,823
    Income and other taxes payable                                         638,426          2,861,841
    Notes payable and capital leases, current portion                    5,000,000          5,040,951
                                                                      ------------       ------------
       Total current liabilities                                        17,060,326         19,390,615
Deferred income taxes                                                    7,100,000                  -
Non-current accrued expenses                                               933,333          1,073,333
Notes payable and capital leases, less current portion                  12,500,000         17,022,738
                                                                      ------------       ------------
       Total liabilities - HEALTH CARE SERVICES                         37,593,659         37,486,686
                                                                      ------------       ------------

FINANCIAL SERVICES
------------------
Savings and NOW deposits                                                 6,910,207                  -
Other time deposits                                                     18,288,798                  -
                                                                      ------------       ------------
       Total deposits                                                   25,199,005                  -
Other liabilities                                                          961,689                  -
                                                                      ------------       ------------
       Total liabilities - FINANCIAL SERVICES                           26,160,694                  -
                                                                      ------------       ------------
       Total liabilities                                                63,754,353         37,486,686
                                                                      ------------       ------------

Commitments and contingencies
Shareholders' equity:
    Convertible preferred stock, $0.01 par value, 5,000,000 shares authorized, none issued and outstanding at December 31,
       1999 and 1998                                                             -                  -
    Common stock, $0.01 par value, 35,000,000 shares authorized,
       19,086,781 and 17,360,454 shares issued at December 31, 1999
       and 1998, respectively                                              190,859            173,605
    Additional paid-in capital                                          65,621,617         37,123,886
    Treasury stock, 33,000 and 273,151 shares
       at December 31, 1999 and 1998, respectively, at cost               (494,440)        (2,634,490)
    Accumulated comprehensive income                                    10,748,000                  -
    Retained earnings                                                   70,410,272         44,491,012
    Deferred compensation                                                 (526,560)          (695,700)
                                                                      ------------       ------------
       Total shareholders' equity                                      145,949,748         78,458,313
                                                                      ------------       ------------
       Total liabilities and shareholders' equity                     $209,704,101       $115,944,999
                                                                      ============       ============

  The accompanying notes are an integral part of these financial statements.

                    UNITED PAYORS & UNITED PROVIDERS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                                                                      1999                 1998                  1997
                                                                   --------------       --------------       ---------------
HEALTH CARE SERVICES
--------------------
Revenue
    Provider network outsourcing                                   $   83,494,019       $   57,951,926        $   41,195,238
    Medical management outsourcing                                     24,283,984           20,497,393            19,832,853
                                                                   --------------       --------------       ---------------
      Total revenue                                                   107,778,003           78,449,319            61,028,091
                                                                   --------------       --------------       ---------------
Operating expenses
    Direct contract expenses                                           51,030,137           33,524,429            29,173,204
    General and administrative                                         10,167,474            8,364,594             6,221,269
    Depreciation and amortization                                       4,357,396            4,028,416             1,695,142
                                                                   --------------       --------------       ---------------
      Total operating expenses                                         65,555,007           45,917,439            37,089,615
                                                                   --------------       --------------       ---------------
Other income
    Realized gain on sale of marketable securities, net                   136,234              419,060               355,325
    Interest income, net of interest expense                              423,718              155,966             1,045,350
    Other income, net                                                     180,977              154,244                25,553
                                                                   --------------       --------------       ---------------
      Total other income, net                                             740,929              729,270             1,426,228
                                                                   --------------       --------------       ---------------

Income before income taxes HEALTH CARE SERVICES                        42,963,925           33,261,150            25,364,704

FINANCIAL SERVICES
------------------
Interest income                                                           685,881
Interest expense                                                          300,847
                                                                   --------------
      Net interest income                                                 385,034

Provisions for loan losses                                                  1,805
                                                                   --------------
      Net interest income after provision for loan losses                 383,229

Other income                                                              193,518

General and administrative expenses                                       426,203
Amortization of goodwill                                                  104,209
                                                                   --------------
Income before income taxes - FINANCIAL SERVICES                            46,335
                                                                   --------------
TOTAL COMPANY
-------------
    Income before income taxes                                         43,010,260           33,261,150            25,364,704
    Income tax provision                                               17,091,000           13,682,000            10,388,000
                                                                   --------------       --------------       ---------------
Net income                                                         $   25,919,260       $   19,579,150        $   14,976,704
                                                                   ==============       ==============       ===============
Net income per share - basic                                       $        1.40        $         1.15        $         0.87
                                                                   ==============       ==============       ===============
Weighted average shares outstanding - basic                            18,491,473           17,064,954            17,239,065
                                                                   ==============       ==============       ===============
Net income per share - diluted                                     $         1.35       $         1.09        $         0.86
                                                                   ==============       ==============       ===============
Weighted average shares - diluted                                      19,252,856           17,981,445            17,486,467
                                                                   ==============       ==============       ===============

  The accompanying notes are an integral part of these financial statements.

                     UNITED PAYORS & UNITED PROVIDERS, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                                                      Additional                  Accumulated
                                 Common Stock           Paid-in       Treasury   Comprehensive
                            ----------------------
                              Shares       Amount      Capital         Stock        Income
                            -----------   --------   -----------    -----------  -------------
Balance at
  December 31, 1996           17,326,704  $173,605   $35,096,951   $   (30,000)   $          -

Acquisition of treasury
  stock                         (339,375)        -             -    (3,299,450)              -
Treasury shares reissued
  in connection with
   acquisition                    37,500         -             -       300,000               -
Stock options issued                   -         -     1,643,350             -               -
Treasury shares
  reissued                        27,900         -       233,585             -               -
Options issued in
  connection with
  network management
  agreement                            -         -       150,000             -               -
Deferred compensation, net             -         -             -             -               -
Net income                             -         -             -             -               -
                            ------------  --------   -----------    ----------   -------------
Balance at
  December 31, 1997           17,052,729   173,605    37,123,886    (3,029,450)              -

Acquisition of treasury
  stock                          (16,500)        -             -      (207,574)              -
Treasury shares reissued
  under the Employee
  Stock Purchase Plan             25,574         -             -       370,524               -
Treasury shares reissued
  upon exercise of stock
  options                         24,000         -             -       205,760               -
Other treasury shares
  reissued                         1,500         -             -        26,250               -
Compensation expense, net              -         -             -             -               -
Net income                             -         -             -             -               -
                            ------------  --------   -----------    ----------   -------------
Balance at
  December 31, 1998           17,087,303   173,605    37,123,886    (2,634,490)              -

Acquisition of treasury
  stock                          (33,000)        -             -      (494,440)              -
Shares issued under
  under the Employee
  Stock Purchase Plan             25,969       260       432,835             -               -
Shares issued upon
  exercise of stock
  options                        514,367     2,411       750,456     2,634,490               -
Tax benefit of stock
  options exercised                    -         -     1,731,471             -               -
Shares issued in
  secondary offering           1,458,300    14,583    25,582,969             -               -
Compensation expense                   -         -             -             -               -
Net income                             -         -             -             -               -
Unrealized gain on
  investment securities,
  net of income taxes                  -         -             -             -      10,748,000
Total comprehensive
  income                               -         -             -             -               -
                            ------------  --------   -----------    ----------   -------------
Balance at
  December 31, 1999           19,052,939  $190,859   $65,621,617   $  (494,440)  $  10,748,000
                            ============  ========   ===========     ==========  =============

                                  Retained           Deferred
                                  Earnings        Compensation         Total
                                  ----------      ------------         ------
Balance at
  December 31, 1996               $ 9,935,158    $            -       $ 45,175,714

Acquisition of treasury
  stock                                     -                 -         (3,299,450)
Treasury shares reissued
  in connection with
  acquisition                               -                 -            300,000
Stock options issued                        -                 -          1,643,350
Treasury shares
  reissued                                  -                 -            233,585
Options issued in
  connection with
  network management
  agreement                                 -                 -            150,000
Deferred compensation, net                  -          (883,200)          (883,200)
Net income                         14,976,704                 -         14,976,704
                                   ----------    --------------      -------------
Balance at
  December 31, 1997                24,911,862          (883,200)        58,296,703
Acquisition of treasury
  stock                                     -                 -           (207,574)
Treasury shares reissued
  under the Employee
  Stock Purchase Plan                       -                 -            370,524
Treasury shares reissued
  upon exercise of stock
  options                                   -                 -            205,760
Other treasury shares
  reissued                                  -                 -             26,250
Compensation expense, net                   -           187,500            187,500
Net income                         19,579,150                 -         19,579,150
                                   ----------    --------------      -------------
Balance at
  December 31, 1998                44,491,012          (695,700)        78,458,313
Acquisition of treasury
  stock                                     -                 -           (494,440)
Shares issued under
  under the Employee
  Stock Purchase Plan                       -                 -            433,096
Shares issued upon
  exercise of stock
  options                                   -                 -          3,387,357
Tax benefit of stock
  options exercised                         -                 -          1,731,471
Shares issued in
  secondary offering                        -                 -         25,597,552
Compensation expense                        -           169,140            169,140
Net income                         25,919,260                 -                  -
Unrealized gain on
  investment securities,
  net of income taxes                       -                 -                  -
Total comprehensive
  income                                    -                 -         36,667,260
                                  -----------     -------------       ------------
Balance at
  December 31, 1999               $70,410,272     $    (526,560)      $145,949,748
                                  ===========     =============       ============

  The accompanying notes are an integral part of these financial statements.

                    UNITED PAYORS & UNITED PROVIDERS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                                                                1999               1998            1997
                                                           -------------      -------------    ------------
Operating activities
    Net income                                             $  25,919,260      $  19,579,150    $ 14,976,704
    Adjustment to reconcile net income to
    net cash provided by operations
       Realized gain on sale of marketable securities           (136,234)          (419,060)       (355,325)
       Depreciation and amortization                           5,136,343          4,412,416       2,079,142
       Loss on sale of assets                                          -                  -         143,138
       Amortization of premiums and fees                        (121,758)                 -               -
       Non-cash compensation expense                             187,500            187,500         705,435
       Deferred income taxes                                    (153,000)          (521,432)       (180,459)
       Changes in reserves and allowances                        198,805          1,287,646         148,000
       Origination of loans sold on secondary
         market, net of costs                                 (6,066,935)                 -               -
       Proceeds from sale of loans on the secondary market     6,966,918                  -               -
       Changes in assets and liabilities, net of effects
         of acquisitions
         Accounts receivable                                  (5,400,556)        (1,114,948)     (6,912,399)
         Accounts payable and accrued expenses                  (393,950)          (759,095)      1,944,024
         Current and other assets                             (3,987,462)          (674,337)        (10,622)
         Income and other taxes payable                       (2,223,415)           520,987         787,981
                                                           -------------      -------------    ------------
     Net cash provided by operating activities                19,925,516         22,498,827      13,325,619
                                                           -------------      -------------    ------------
 Investing activities
       Purchases of fixed assets                              (2,039,036)        (1,386,465)     (1,495,599)
       Purchases of marketable securities                     (4,268,846)        (5,245,401)     (4,989,131)
       Proceeds from sale of marketable securities             3,845,015          5,650,291       5,307,940
       Purchases of short-term investments                    (4,534,318)        (3,803,609)     (8,330,031)
       Proceeds from sale of short-term investments            3,804,509          8,329,131      10,448,564
       Advances to contracting providers, net                (13,120,000)        (7,564,300)    (13,113,000)
       Payments for acquisitions, net of cash acquired        (9,853,096)       (11,689,432)    (13,447,439)
       Proceeds from sale of other investments                 1,222,999                  -               -
       Purchases of investment securities                     (7,189,094)                 -               -
       Increases in loans, net                                  (255,674)                 -               -
       Other, net                                                      -         (1,000,415)       (379,392)
                                                           -------------      -------------    ------------
     Net cash used in investing activities                   (32,387,541)       (16,710,200)    (25,998,088)
                                                           -------------      -------------    ------------
 Financing activities
       Proceeds from secondary offering                       25,597,552                  -               -
       Proceeds from bank borrowings                                   -         10,000,000      15,000,000
       Purchase of treasury stock                               (494,440)          (207,574)     (3,299,450)
       Exercise of stock options                               3,387,357                  -               -
       Tax benefit of exercise of stock options                1,731,471                  -               -
       Proceeds from Employee Stock Purchase Plan                433,095            602,534               -
       Repayment of notes payable and lease obligations       (4,563,688)        (3,129,009)       (606,196)
       Decrease in deposits, net                                (745,595)                 -               -
                                                           -------------      -------------    ------------
     Net cash provided by financing activities                25,345,752          7,265,951      11,094,354
                                                           -------------      -------------    ------------
 Increase (decrease) in cash and cash equivalents             12,883,727         13,054,578      (1,578,115)
 Cash and cash equivalents
       Beginning of the year                                  30,508,568         14,456,069      16,034,184
                                                           -------------      -------------    ------------
       End of the year                                     $  43,392,295      $  27,510,647    $ 14,456,069
                                                           =============      =============    ============
 Supplemental disclosures of cash flow information
       Interest paid during the year                       $   1,786,921      $   1,137,323    $    194,044
       Taxes paid (refunded) during the year               $  16,440,323      $  14,315,610    $ 10,183,484

  The accompanying notes are an integral part of these financial statements.

                    UNITED PAYORS & UNITED PROVIDERS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   Business and Basis of Presentation

     United Payors & United Providers, Inc. ("UP&UP" or the "Company"), a Delaware corporation, serves as an intermediary between health care payors (e.g., insurance companies) and health care providers (e.g., hospitals) by entering into contractual arrangements designed generally to produce cost savings and other benefits for payors and increased liquidity and improved efficiency in claims submissions for providers. UP&UP derives its revenue from a portion of the price concessions offered by the providers under such contractual arrangements. UP&UP also offers medical management outsourcing services to insurance companies and other payors. In 1999, the Company acquired a federal savings bank "Bank", which derives its revenue from interest and fees on loans.

     As a result of the acquisition of the Bank, which follows industry specific financial reporting practices, the Company has presented health care services and financial services separately, with respect to the balance sheets and statements of operations, in the accompanying financial statements.

2.   Public Offering

     In May 1999, the Company completed a secondary offering of 2,747,300 shares of common stock at $19.00 per share consisting of 1,458,300 shares issued by the Company, 1,250,000 shares sold by Principal Mutual Holding Company and affiliates ("Principal Mutual") and 39,000 shares sold by two other selling shareholders. The issuance of the 1,458,300 shares resulted in net proceeds to the Company of $25.6 million.

3.   Summary of Significant Accounting Policies

  Principles of consolidation

     The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles and include the accounts and operations, after intercompany eliminations, of the Company and its subsidiaries.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

  Revenue recognition

     Health Care Services

     The Company recognizes provider network outsourcing revenue, under the accrual method, based on a contracted percentage of the amount of cost savings realized by payor clients which access the Company's contracting provider network. Revenue is recorded in the period in which claims are repriced. For medical management outsouring services, revenue is recorded based on the contractual arrangements. Contracts may reflect a capitated rate, fee for service or hourly rate. Pre-certification revenue is generally based on monthly capitation calculations and is earned during the month for which the services are provided. Case management revenue is generally based on fee for service or hourly rates over the term of the contractual agreements.

                    UNITED PAYORS & UNITED PROVIDERS, INC.

     Financial Services

     Interest on loans is accrued and credited to income using the interest method based on the principal amounts outstanding. Loan fees, net of direct and incremental origination costs, are deferred over the life of the related loans and amortized using the interest method.

  Cash equivalents and short-term investments

     Health Care Services

     The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. The Company maintains its cash and cash equivalents in bank accounts which, at times, may exceed federally insured amounts. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents. At December 31, 1999, and 1998 the Company had approximately $33,592,321,and $15,865,387, respectively, of cash and cash equivalents on deposit with commercial banks in excess of insured amounts.

     From time to time, the Company invests in various marketable securities. The sales of marketable securities resulted in realized gains of $610,516 and realized losses of $474,282 in 1999; realized gains of $808,919 and realized losses of $389,859 in 1998; realized gains of $602,012 and realized losses of $246,687 in 1997. Cost was determined using the specific identification method. Short-term investments in 1999 and 1998 consist of $1,471,070, and $1,895,215, respectively, of securities backed by the United States Government; $3,286,776 and $1,632,849, respectively, of other debt securities; and certificates of deposit of $387,224, and $327,131, respectively. These investments are reflected at fair value which approximates the respective amortized cost.

     Financial Services

     The Company classifies cash and cash equivalents to include amounts due from depository institutions, interest bearing deposits in other banks with original maturities of less than three months and federal funds sold. Any significant credit risk is mitigated by the fact the majority of the cash and cash equivalents are on deposit at the Federal Reserve and the Federal Home Loan Bank, both agencies of the United States Government.

  Investment Securities

  The Company carries investment securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). SFAS No. 115 requires institutions to classify and account for debt and equity securities in one of three categories, as follows: 1) debt securities that an institution has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; 2) debt and equity securities that are purchased and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; and 3) debt and equity securities not classified as either held-to-maturity or trading securities are classified as available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a net amount in a component of other comprehensive income, net of the related income tax effect.

  Health Care Services

     As of December 31, 1999, all investment securities of health care services were classified as available for sale securities.

  Financial Services

     As of December 31, 1999, all investment securities held by the Bank were classified as held-to-maturity and recorded at amortized cost. Gains or losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

                    UNITED PAYORS & UNITED PROVIDERS, INC.

  Advances to contracting providers - Health Care Services

     The Company enters into contracts directly with providers of medical services ("contracting providers"). The Company's contracts with contracting providers prescribe specific fee concessions on medical services rendered by the contracting providers to patients covered by medical plans of payor clients. In partial consideration for the price concessions furnished by them, contracting hospitals are offered the option by the Company of receiving an advance ("prepayment") of a portion of the estimated annual claims volume that such contracting hospitals have with payor clients. As of December 31, 1999 and 1998 the amount of advances ("prepayments") were $38,213,030, and $25,093,030, respectively. Upon termination of a provider contract by either party, the amount of advances ("prepayments") through the date of termination becomes fully due and payable to the Company. The Company considers deposits with contracting providers recoverable. Allowances of $876,000 and $679,000 have been established for these deposits as of December 31, 1999 and 1998, respectively.

  Loans and Allowance for Loan Losses - Financial Services

     Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses and deferred loan fees. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loan fees, net of direct and incremental origination costs, are deferred over the life of the related loans and amortized using the effective interest rate method. The allowances for loan losses is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the interest in uncollectible.

     The Bank has adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of - Income Recognition and Disclosure." The Bank evaluates loans to determine if impairment has occurred. SFAS No. 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. At times it is more practical to measure impairment based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded though a valuation allowance.

     In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under lines of credit and stand-by letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

  Secondary Market Funding Receivable - Financial Services

     Secondary Market Funding Receivable consists of residential mortgage loans originated for the secondary market, under previously arranged purchase agreements. As of December 31, 1999, secondary market receivables are carried at the lower of cost or market value.

  Real Estate Owned - Financial Services

     Real estate owned includes real estate on which the Bank has completed foreclosure proceedings. All foreclosed assets are held for sale. The Bank actively tries to dispose of the real estate held for sale, and expects to dispose of the property as soon as possible.

     Foreclosed assets held for sale are carried at the lower of cost or fair value less estimated selling costs. Cost is defined as the fair value of the assets foreclosed at the time of foreclosures, plus costs incurred subsequent to foreclosure, which are required to bring the property to its most marketable condition. Valuations are periodically performed by management with the adjustment to the carrying value being charged to earnings in the period of the adjustment.

                    UNITED PAYORS & UNITED PROVIDERS, INC.

  Fixed assets

     Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the various assets which range from three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the lease term.

  Intangible assets

     Health Care Services

     Intangible assets represent the cost in excess of net assets of businesses acquired (goodwill). These intangibles are amortized on a straight-line basis over 3 to 20 years. Accumulated amortization at December 31, 1999 and 1998 amounted to approximately $4,944,000 and $4,356,000, respectively. Amortization expense for the years ended December 31, 1999, 1998, and 1997 amounted to $2,564,000, $2,702,000, and $774,000, respectively. The Company annually evaluates the recoverability of intangible assets utilizing qualitative factors. At such time as an impairment in value is identified, the impairment will be quantitatively measured using a discounted cash flow methodology and charged to expense.

     Financial Services

     Intangible assets represent the cost in excess of net assets of the acquisition of the Bank in 1999. The excess of the total acquisition cost over fair value of net assets acquired of approximately $6,200,000 is being amortized over twenty years on a straight-line basis. Amortization expense for 1999 was $104,000 and accumulated amortization as at December 31, 1999 was $104,000.

  Income taxes

     Income taxes have been recorded using the liability method. The income tax provision includes federal and state income taxes both currently payable and changes in deferred taxes due to differences between financial reporting and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  Net income per common share

     Basic net income per share is based on the weighted average number of common stock outstanding during the period. Diluted income per share is based on the weighted average number of common stock and common stock equivalent shares outstanding during the year.

  Concentration of payor clients - Health Care Services

     A significant portion of the Company's revenue is derived from a small number of payor clients. The inability to replace any such clients with significant new payor clients would have had a material adverse effect on the Company's business. The Company's revenue was concentrated (as a percentage of total revenue) in the following payor clients during 1999, 1998, and 1997:

                                          1999   1998   1997
                                          ----   ----   ----
      Payor client A                        10%    16%    20%
      Payor client B                         -     11%    13%
      Payor client C                         -     10%     -

     At December 31, 1999, payor client A represented 14% of the Company's accounts receivable. At December 31, 1998, payor clients A, B and C represented 16%, 6% and 7%, respectively, of the Company's accounts receivable.

                   UNITED PAYORS & UNITED PROVIDERS, INC.

   Comprehensive Income

     Comprehensive income consists of net income and the appreciation, net of income taxes, of the Company's health care services investment securities, (see
Note 16) and is presented in the Consolidated Statement of Shareholders' Equity. There were no other comprehensive income items during the years ended
December 31, 1998 and 1997.

   Reclassifications

     Certain amounts in the 1998 and 1997 financial statements have been reclassified to conform to the 1999 presentation.

4.   Business Combinations

     Effective September 1, 1997, the Company acquired America's Health Plan, Inc. ("AHP") for a purchase price of approximately $19.9 million, consisting of $15.1 million in cash and the assumption of approximately $4.8 million in liabilities. The acquisition has been accounted for as a purchase and accordingly, the results of operations of AHP have been included in the accompanying consolidated statements of operations since the effective date of the acquisition. The acquisition resulted in goodwill of approximately $15.5 million which is being amortized over 20 years. Under the terms of the acquisition agreement, the purchase price of AHP was subject to adjustment through the year 2000, if AHP revenues exceeded pre-determined targets. In August, 1998, the Company and the seller entered into an agreement to set the purchase price of AHP and eliminate the contingent consideration provisions in the original acquisition agreement. Under the terms of the August 1998 agreement, the Company agreed to pay the seller $4.0 million in twelve equal monthly installments commencing November 1, 1998. The $4.0 million has been recorded as additional goodwill and is being amortized over the remaining amortization period of the original goodwill. The unpaid balance, of approximately $3.3 million at December 31, 1998, is included in accounts payable and accrued expenses in the accompanying consolidated balance sheet.

     Effective December 1, 1998, the Company acquired ProAmerica Managed Care, Inc. ("ProAmerica") for a purchase price of approximately $14.3 million, consisting of $11.7 million in cash and the assumption of approximately $2.6 million in liabilities. The acquisition has been accounted for as a purchase and accordingly, the results of operations of ProAmerica have been included in the accompanying consolidated statements of operations since the effective date of the acquisition. The purchase price resulted in goodwill of approximately $12.5 million which is being amortized over 15 years.

     Effective August 31, 1999 the Company acquired the Bank for a purchase price of approximately $3.5 million in cash and the assumption of approximately $26.5 million in liabilities based on a preliminary determination of the liabilities assumed. The acquisition has been accounted for as a purchase and accordingly, the results of operations of the Bank have been included in the accompanying consolidated statements of operations since the date of the acquisition. A preliminary allocation of the purchase price resulted in goodwill of $6.2 million which is being amortized over 20 years. The unamortized portion of goodwill at December 31, 1999 is included in financial services intangible and other assets in the accompanying consolidated balance sheet.

     In 1999, the Company acquired two preferred provider networks for total cash consideration of $6.5 million. The cost of these networks was allocated to goodwill and is being amortized over 15 years.

                    UNITED PAYORS & UNITED PROVIDERS, INC.

     The following unaudited pro forma consolidated results of operations for the year ended December 31, 1998 is presented as though ProAmerica had been acquired at the beginning of 1998, after giving effect to purchase accounting adjustments relating to interest, the amortization of goodwill and income taxes.

                                                  1998
                                                 -------
                                             (In thousands,
                                          except per share data)
     Revenue...........................          $89,054
     Net income........................          $19,735
     Net income per share--basic.......          $  1.16
     Weighted average shares--basic....           17,065
     Net income per share--diluted.....          $  1.10
     Weighted average shares--diluted..           17,981

     The pro forma results of operations for 1999 and 1998 would not have been significantly different from the historical 1999 and the pro forma 1998 results of operations if the Bank and the preferred provider networks acquired in 1999 were included in the pro forma results assuming they were acquired in January 1998. The pro forma results of operations are not necessarily indicative of the results that would have occurred had the ProAmerica acquisition been consummated as of January 1, 1998, nor are they necessarily indicative of future operating results.

5.   Loans Receivable - Financial Services

     Mortgage, commercial and residential construction loans are collateralized by the related property, real estate, equipment and receivables, and the loan-to-value ratios generally do not exceed 80% at origination.

     As of December 31, 1999, loans receivables consisted of:

     Mortgage loans                                  $14,174,971
     Commercial and residential construction           2,063,835
     Consumer                                            419,636
                                                     -----------
                                                      16,658,442
     Less:   Allowance for loan losses                  (641,483)
             Deferred loan fees                         (133,722)
                                                     -----------
                                                     $15,883,237
                                                     ===========

6.   Investments Securities

     Health Care Services

     As of December 31, 1999 and 1998 investment securities available for sale consisted of:

                                             1999                                                1998
                         -----------------------------------------------   -------------------------------------------------
                                     Unrealized   Urealized      Fair                   Unrealized   Unrealized     Fair
                           Cost         Gains      Losses        Value       Cost         Gains        Losses       Value
                         ---------   ----------   ---------   ----------   ----------   ----------   ----------   ----------
     Marketable
       equity
       securities       $5,219,832  $17,900,000           -  $23,119,832  $   300,000            -            -   $  300,000
     Other
       equity
       securities          455,768            -           -      455,768    1,511,777            -            -    1,511,777
                        ----------  -----------   ---------  -----------  -----------   ----------   ----------   ----------
                        $5,675,600  $17,900,000           -  $23,575,600  $ 1,811,777            -            -   $1,811,777
                        ==========  ===========   =========  ===========  ===========   ==========   ==========   ==========

                    UNITED PAYORS & UNITED PROVIDERS, INC.

     Financial Services

     As of December 31, 1999, investment securities held to maturity consisted of:


                                                  Unrealized  Unrealized   Fair
                                        Cost        Gains       Losses     Value
                                     ----------  ----------  ----------  ----------
     Interest bearing deposits in
       other banks                   $  492,000      $    -     $     -  $  492,000
     Corporate debt obligations          49,760           -       2,442      47,318
     U.S. Government and agency
       obligations                    2,391,403       1,700      26,408   2,366,695
                                     ----------  ----------     -------  ----------
                                     $2,933,163      $1,700     $28,850  $2,906,013
                                     ==========  ==========     =======  ==========

     As of December 31, 1999, $210,000 of U.S. Treasury Bills included above were pledged for the performance of certain contractors related to properties owned by the Bank in Anne Arundel County, Maryland.

     As of December 31, 1999, investment securities mature in the following periods:

                                    Cost     Fair Value
                                 ----------  ----------
     Due in one year or less     $  699,833  $  696,367
     Due in one-to-five years     2,233,330   2,209,646
                                 ----------  ----------
                                 $2,933,163  $2,906,013
                                 ==========  ==========

7.   Fixed Assets - Health Care Services

     Fixed assets consist of the following:

                                                         December 31        Depreciable
                                                   ----------------------
                                                     1999        1998         Lives
                                                     ----        ----         -----
     Computer equipment.........................   $4,416,076  $3,062,223   3-5 years
     Furniture, fixtures, and office equipment..    3,244,036   2,796,787   5-7 years
     Leasehold improvements.....................    1,316,605   1,113,965     5 years
     Vehicles...................................       62,772      62,772     3 years
                                                   ----------  ----------
      Total fixed assets........................    9,039,489   7,035,747
     Accumulated depreciation and amortization..   (4,655,436) (2,733,803)
                                                   ----------  ----------
      Fixed assets, net.........................   $4,384,053  $4,301,944
                                                   ==========  ==========

     Depreciation expense for the years ended December 31, 1999, 1998, and 1997 approximated $1,920,000, $1,326,000, and $915,000, respectively.

8.   Real Estate Owned - Financial Services

     Real estate owned at December 31, 1999 consists of the following:

     Residential properties, at cost                  $999,540
     Commercial properties, at cost                     45,000
     Allowance for losses on foreclosed properties    (132,000)
                                                      --------
                                                      $912,540
                                                      ========

                    UNITED PAYORS & UNITED PROVIDERS, INC.

     Real estate owned, at cost, at December 31, 1999 includes write downs in the amount of $1,504,589 as a result of recording the properties at fair value at the date of the Bank's acquisition, based on management's intent to dispose of these properties in expedient manner. There was no activity in the allowance for losses on foreclosed properties during the four months ended December 31, 1999.

9.   Notes Payable - Health Care Services

     In connection with the acquisition of AHP, the Company entered into a loan agreement with a bank for an aggregate amount of $15 million. The loan balance outstanding at December 31, 1999, and 1998 was $9 million, and $12 million, respectively. The loan bears interest at the London Interbank Offered Rate ("LIBOR") plus 1 1/8% (approximately 7.5% at December 31, 1999). The principal amount of the loan is paid in equal quarterly installments over a period of five years, commencing March 31, 1998. Interest is payable in arrears on the last business day of each quarter.

     In December 1998, the Company utilized the proceeds from a $10 million line of credit with a bank, bearing interest at LIBOR plus 1 1/8%, as part of the consideration paid for the acquisition of ProAmerica. In February 1999, the Company entered into a $10 million term loan with the same bank and utilized the proceeds to replenish the amount drawn under the line of credit. The loan balance outstanding at December 31, 1999 was $8.5 million. The term loan bears interest at the rate of LIBOR plus 1 1/8% (approximately 7.5% at December 31, 1999). The principal amount of the loan is paid in equal quarterly installments over a period of five years, commencing March 31, 1999. Interest is payable in arrears on the last business day of each quarter.

     Both term loans contain restrictive covenants. The most restrictive covenant requires the Company to maintain certain financial ratios above stated levels, restrict the Company from incurring additional debt, in excess of $10 million other than with the bank, and prohibits the Company from paying dividends in excess of 50% of consolidated net income, as defined in the loan agreement.

10.  Deposits and Lines of Credit - Financial Services

     The aggregate amount of short-term jumbo CDs, each with a minimum denomination of $100,000, was approximately $3,748,900 at December 31, 1999.

     At December 31, 1999, the scheduled maturities of CDs are as follows:

       2000                   $12,457,130
       2001                     2,831,177
       2002                     1,372,192
       2003                     1,268,795
       2004 and thereafter        359,504
                              -----------
                              $18,288,798
                              ===========

     The Bank maintains an available line of credit with the Federal Home Loan Bank of Atlanta (FHLB) of $3,000,000. Under the terms of this line, the Bank has granted the FHLB a blanket lien on all residential mortgages. As of December 31, 1999, there were no advances outstanding under this Agreement.

                    UNITED PAYORS & UNITED PROVIDERS, INC.

11.  Fair Value of Financial Instruments

     The estimated fair values of the Company's financial instruments were as follows as of December 31, 1999 and 1998:

                                            1999                           1998
                                  -------------------------      -----------------------
                                   Carrying       Fair             Carrying       Fair
                                    Amount        Value             Amount        Value
                                  -----------  -----------        -----------  ---------
     Health Care Services:
     ---------------------
     Cash and cash equivalents    $36,774,618  $36,774,618        $27,510,647  $27,510,647
     Short-term investments         5,145,070    5,149,370          3,855,195    3,855,195
     Investments in securities     23,575,600   23,575,600          1,811,767    1,811,767
     Notes payable                 17,500,000   17,500,000         22,063,689   22,063,689

     Financial Services:
     -------------------
     Cash and cash equivalents      6,617,677    6,617,677
     Secondary market funding
      receivable                    1,478,456    1,478,456
     Short-term investments         2,933,163    2,906,013
     Loans receivable              16,658,442   16,930,079
     Federal Home Loan Bank stock     146,700      146,700
     Deposits                      25,199,005   25,374,616

     The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed:

     Cash and cash equivalents - The carrying amounts of cash and cash
     -------------------------
equivalents approximate their fair value.

     Short-term investments and investment securities  - Fair values for short-
     ------------------------------------------------
term investments and investment in securities are based on quoted market prices, or Black-Scholes pricing models where applicable.

     Loans receivables - For variable-rate loans that reprice frequently and
     -----------------
have no significant change in credit risk, fair values are based on carrying values. Fair values for real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

     Secondary market funding receivable - Carrying amounts of secondary market
     -----------------------------------
funding receivables approximate their fair value, due to their pre-sell arrangements.

     Deposits - The fair values disclosed for demand deposits are, by
     ---------
definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and variable-rate certificates of deposit (CDs) approximate their fair values at the reporting date. The fair values of fixed rate certificates of deposit are estimated using cash flow analyses, using interest rates currently being offered.

                    UNITED PAYORS & UNITED PROVIDERS, INC.

12.  Income Taxes

     The provision for income taxes consists of the following:

                                            1999                 1998                1997
                                         ---------            ---------            ---------
     Current provision                  $17,244,000         $14,203,400         $10,568,500
     Deferred provision (benefit)          (153,000)           (521,400)           (180,500)
                                        -----------         -----------         -----------
     Total provision                    $17,091,000         $13,682,000         $10,388,000
                                        ===========         ===========         ===========

     The provision for income taxes varies from the amount of income tax determined by applying the applicable United States tatutory tax rate to pre-tax income as follows:

                                                    1999     1998       1997
                                                    ----     ----       ----
  United States statutory tax rate                  35%       35%        35%
  State taxes, net of Federal benefit                5%        6%         6%
                                                   ---        ---       ---
    Effective tax rate                              40%       41%        41%
                                                   ===        ===       ===

 A summary of the tax effect of the significant components of deferred income tax assets (liabilities) follows:

                                                                    1999          1998
                                                                    ----          ----
  Deferred compensation..................................      $  (293,000)   $  488,000
  Depreciation and amortization..........................          578,000      (426,000)
  Allowance for doubtful accounts........................        1,020,000     1,068,000
  Unrealized gain on investments.........................       (7,065,000)            -
  Other accrued expenses.................................          180,000       202,000
                                                               -----------    ----------
    Net deferred tax asset (liability)...................      $(5,580,000)   $1,332,000
                                                               ===========    ==========

13.  Shareholders' Equity

     On April 13, 1998, the Company's Board of Directors approved a three-for-two stock split in the form of a stock dividend payable on May 4, 1998, to shareholders of record on April 24, 1998. The stock split resulted in the issuance of a total of 5,786,818 additional shares of common stock. The par value of the common stock was not changed. Accordingly, the issuance of the additional shares resulted in the transfer of $57,869 from additional paid-in capital to common stock to reflect the aggregate par value of the shares issued. The effect of the stock split has been retroactively reflected in the consolidated balance sheets and the consolidated statements of shareholders' equity for all periods prior to the date of the stock split. All references in the financial statements to number of shares, related prices and per share amounts have also been restated to reflect the stock split.

  Stock option and employee stock purchase plans

     In October, 1996, the Company adopted the United Payors & United Providers, Inc. Stock Option Plan ("SOP"). Stock options may be granted under the plan as either incentive stock options or non-qualified stock options. The maximum number of shares of the Company's common stock reserved for purchase pursuant to the exercise of options granted under the SOP is 2,325,000 shares. All Company employees, outside directors and consultants are eligible to receive option awards. A Committee of the Board of Directors determines award amounts, exercise prices, terms and vesting periods. The maximum term over which incentive stock options and non-qualified stock options may be exercised may not exceed 10 years and 12 years, respectively. The following table summarizes information regarding transactions under the SOP:

                    UNITED PAYORS & UNITED PROVIDERS, INC.

                                                 1999                      1998               1997
                                          ------------------          -------------       ---------------
                                                Weighted                Weighted                   Weighted
                                                Average                 Average                    Average
                                                Exercise                Exercise                   Exercise
                                    Shares        Price      Shares      Price         Shares       Price
                                    ------        -----      ------      -----         ------       -----
  Outstanding at January 1,        1,944,000     $ 8.64    1,800,000      $ 7.90         86,250     $  7.43
  Granted..................          403,500      17.72      168,000       16.50      1,713,750        7.92
  Exercised................         (496,000)     (9.83)     (24,000)      (8.58)            --          --
  Canceled.................          (94,500)     (8.97)          --          --             --
                                   ---------   --------    ---------   ---------     ----------    --------
  Outstanding at December 31,      1,757,000     $10.35    1,944,000      $ 8.64      1,800,000     $  7.90
                                   =========   ========    =========   =========     ==========    ========
  Exercisable at December 31,      1,062,625     $10.55    1,185,250      $ 9.03      1,048,125     $  9.19
                                   =========   ========    =========   =========     ==========    ========

The following table summarizes information about stock options outstanding at December 31, 1999:

                                                                            Weighted
                                                    Weighted                Average
         Range of                                   Average                Remaining
      Exercise Price                Shares        Exercise Price        Contractual Life
      --------------                ------        --------------        ----------------
      $ 4.00 -  7.34...........      770,000           $5.71                7.9 years
        7.35 -  9.34...........      268,125            8.01                8.0 years
        9.35 - 12.00...........      166,875           11.84                8.0 years
       12.01 - 20.00...........      552,000           17.50                4.9 years


Information regarding stock options exercisable at December 31, 1999 is summarized as follows:

                                                             Weighted
         Range of                                            Average
      Exercise Price                        Shares        Exercise Price
      --------------                        ------       ---------------
      $ 4.00 - 7.34...............          340,625       $  5.96
        7.35 - 9.34...............          268,125          8.01
        9.35 - 12.00..............          159,375         11.86
       12.01 - 20.00..............          294,500         17.44

     Effective January 1, 1998, the Company implemented the Employee Stock Purchase Plan ("ESPP") approved by the Company's shareholders on June 3, 1997. The maximum number of shares reserved for purchase by employees under the ESPP is 525,000 shares. The ESPP is administered over consecutive quarterly offering periods commencing on the first trading day of January, April, July and October of each year. Under the ESPP eligible employees may purchase shares of common stock through payroll deductions up to an annual amount of shares having a market value of $25,000 at the date of grant. Shares are purchased on the last trading day of each offering period at 85% of the market price of the common stock at the beginning of the offering period or the end of the offering period, whichever is lower. Shares issuable to employees may be purchased in the open market or issued from treasury shares held by the Company. During 1999, 25,969 shares were issued under the ESPP at an average purchase price of $16.68 per share.

     During 1995, the Financial Accounting Standards Board issued Financial Accounting Standard No. 123 ("FAS 123"), Accounting for Stock-Based Compensation. This pronouncement requires that the Company calculate the fair value of stock options and shares issued under employee stock purchase plans at the date of grant using an option pricing model. The Company has elected the "pro forma, disclosure only" option permitted under FAS 123, instead of recording a charge to operations. The following table reflects pro forma net income and net income per share had the Company elected to adopt the fair value approach of FAS 123:

                    UNITED PAYORS & UNITED PROVIDERS, INC.


                                 1999         1998         1997
                              -----------  -----------  -----------
  Net income
     As reported............  $25,919,260  $19,579,150  $14,976,704
     Pro forma..............   23,963,915   18,658,341   14,466,736
  Net income per share
     As reported - basic....  $      1.40  $      1.15  $       .87
     As reported - diluted..         1.35         1.09          .86
     Pro forma - basic......         1.30         1.09          .84
     Pro forma - diluted....         1.24         1.04          .83

  The weighted-average exercise price and the weighted-average grant date fair value of options granted whose exercise price equals, exceeds or is less than the market price of the stock at the date of grant is as follows:

                              1999                      1998                   1997
                   -------------------------   ---------------------   ---------------------
                     Weighted     Weighted     Weighted    Weighted    Weighted    Weighted
                     Average       Average     Average     Average     Average     Average
                    Exercise        Fair      Exercise      Fair      Exercise      Fair
Exercise Price       Price         Value       Price       Value       Shares      Value
--------------       ------        ------      -----       -----       ------      -----
     Equals.....     $   --        $   --       $13.43     $5.69       $ 7.66      $5.60
     Exceeds....      18.00          7.39        14.67      7.09        11.07       5.15
     Less.......      14.29         11.23        19.70      8.41         4.51       6.84

     The estimated fair value of each option was calculated using the modified American Black-Scholes economic option-pricing model. The following table summarizes the weighted-average of the assumptions used for stock options granted during 1999, 1998, and 1997:

                                              1999      1998      1997
                                              ----      ----      ----
      Risk-free interest rate........          5.7%     5.4%      6.9%
      Expected years until exercise..          3.5      3.2       9.5
      Expected volatility............         53.9%    55.7%     45.0%
      Dividend yield.................            -        -         -

     The weighted average fair values per share common stock purchased under the ESPP during 1999 and 1998 was $4.89 and $5.70 per share, respectively. The weighted average of the assumption used to calculate the fair value of the shares was as follows:

                                                  1999                1998
                                                  ----                ----
     Risk-free interest rate..............            4.9%              5.0%
     Expected life........................       3 months          3 months
     Expected volatility..................           53.9%             55.7%
     Dividend yield.......................              -                 -

  Other stock options and warrants

     In connection with certain business transactions during 1996, the Company granted options and warrants as follows: (a) 273,000 shares of its common stock (at $8.33 per share) in the form of stock options, of which 27,000 were exercised during 1999, pursuant to a non-compete agreement related to a marketing commission restructuring; and (b) 252,000 shares of its common stock (at $10.67 per share) in the form of stock warrants pursuant to the acquisition of NHS. These options and warrants expire 3 to 5 years from the date of the respective agreements. The weighted average exercise price of these options or warrants granted during 1996 was $9.45. At December 31, 1999, all these options and warrants were exercisable.

     The options related to the above transactions have been valued using the modified American Black-Scholes economic option pricing model. The resultant valuation is reflected in the accompanying financial statements.

                    UNITED PAYORS & UNITED PROVIDERS, INC.

  Treasury stock

     On November 12, 1999, the Board of Directors authorized the Company to establish a repurchase program of up to 1,000,000 shares of the Company's common stock. Pursuant to this authorization, the Company began repurchasing on the open market or in negotiated transactions at prices deemed appropriate by the Company. Purchased shares are deposited in the Company's treasury and are to be used principally for its employee stock purchase and stock option plans and for general corporate purposes. As of December 31, 1999, the Company had repurchased 33,000 shares having an aggregate purchase price of $494,440. The Company terminated the repurchase program effective February 7, 2000.

14.  401(k) Savings Plan

     In October 1996, the Company authorized the establishment of an employee 401(k) Savings Plan. The 401(k) Savings Plan, which became effective in 1997, is available to all of its employees subject to certain service requirements. The Company matches the first $1,000 of the employee's contribution and 50% thereafter. The Company's contribution vests after the employee has completed five years of service with the Company. For 1999, 1998, and 1997 the amounts of the Company's contribution were $580,000, $445,000, and $404,000, respectively.

15.  Regulatory Matters - Financial Services

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     The bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation. Upon the acquisition of the Bank, UP&UP became a unitary savings and loan holding company, subject to supervision and examination by the OTS of the U.S. Department of Treasury. As a unitary savings and loan holding company, UP&UP generally will not be restricted under existing laws as to the type of business activities in which it may engage, provided the bank continues to meet the standards as a qualified thrift lender. Nevertheless, the OTS will have enforcement authority over UP&UP and its non-savings association subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings bank. In addition, legislation recently enacted by Congress provides that unitary thrift holding companies can only be acquired by financial holding companies, as defined in the legislation.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1999, the most recent notification from the OTS categorized the Bank "as well capitalized" under the regulatory framework for prompt corrective action. To be categorized "as well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table.

                   UNITED PAYORS & UNITED PROVIDERS, INC.

     The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                 To be Well
                                                                                                 Capitalized Under
                                                                            For Capital          Prompt Corrective
                                                       Actual            Adequacy Purposes       Action Provisions
                                                     ----------          -----------------       -----------------
     As of December 31, 1999:                     Amount      Ratio      Amount      Ratio     Amount          Ratio
     ------------------------                     ------      -----      ------      -----     ------          -----
     Total Capital (to Risk Weighted Assets)    $2,183,000   15.18%    $1,150,000      8%    $1,438,000         10%
     Tier I Capital (to Risk Weighted)           2,067,000   14.37%       575,000      4%       863,000          6%
     Tier I Capital (to average Assets)          2,067,000    7.10%     1,165,000      4%     1,456,000          5%

16.  Related Party Transactions

     The Company utilizes, for corporate business purposes, the services of an aircraft owned by a corporation of Thomas L. Blair, Chairman and Chief Executive Officer of the Company. The amount expensed by the Company to this corporation in 1999, 1998, and 1997 was approximately $272,000 $445,000, and $263,000, respectively.

     Effective December 31, 1995, UP&UP entered into an agreement with America's Health Plan, Inc., an indirect wholly-owned subsidiary of Principal Mutual whereby specified payor clients of America's Health Plan, Inc. ("AHP") were transferred to UP&UP. As a result, Principal Mutual beneficially owned approximately 38% of the Company's common stock. Effective September 1, 1997, UP&UP acquired the remaining operations of AHP. AHP develops and markets its proprietary health care provider network for access by payors of health care costs such as insurers, third-party administrators and unions. The name of America's Health Plan, Inc. was changed to UP&UP, Inc. immediately prior to the acquisition. In connection with the acquisition, the Company was granted the right to operate the health care provider network under the name America's Health Plan. Effective May 1999, Principal Mutual divested all but approximately 5% of its equity ownership in the Company.

     During 1996, Principal Mutual became a payor client of the Company. Principal Mutual had been a payor client of AHP since 1992. Approximately $7,183,000, $7,376,000, and $2,342,000 of the Company's provider network revenue for 1999, 1998 and 1997, respectively, was derived from its contract with Principal Mutual. At December 31, 1999 and 1998, approximately, $809,000 and $904,000, respectively, is due from Principal Mutual and is included in accounts receivable.

     During 1997, the Company purchased medical and life insurance from Principal Mutual. The Company did not purchase health insurance from Principal Mutual during 1999 and 1998. Principal Mutual has also administered the Company's 401(k) plan since 1997. Amounts paid to Principal Mutual in 1999, 1998 and 1997 for these insurance products and services approximated $199,000, $159,000 and $386,000, respectively.

     On October 8, 1999 the Company acquired from Thomas L. Blair an option to acquire approximately 4,330,000 shares of HealthExtras, Inc. common stock for $5,000,000. The exercise price of the option is $.92 per share. The option expires if not exercised on or about October 2003.

     The Company performs certain administrative services for HealthExtras, Inc. ("HealthExtras"), an entity formed by Principal Mutual and Thomas L. Blair, that markets such products as catastrophic and supplemental health benefits. During 1999 and 1998, HealthExtras reimbursed the Company approximately $3.2 million and $839,000, respectively, for staffing and other costs incurred by the Company, in the performance of services, on behalf of HealthExtras. The Company has also entered into a royalty arrangement with HealthExtras effective January 1, 1999. The royalty arrangement provides the Company with a per member/per month ("PMPM") royalty fee. The royalty fee initially starts at $1.00 PMPM in year one and increases to $1.50 PMPM in year four. The royalty fee is based upon the tenure of each member participating in the HealthExtras program. During 1999 the Company received a royalty fee in the amount of $400,000. The royalty arrangement was entered into in exchange for the Company granting HealthExtras' members access to its national network of health care providers at no fee over a four-year period. It is likely that HealthExtras' future product development will integrate the use of the provider network.

                    UNITED PAYORS & UNITED PROVIDERS, INC.

17.  Lease Commitments

     The Company leases office space under non-cancelable operating leases. The agreements provide for annual escalations and for the payment by the Company of a proportionate share of the increase in the costs of operating the building. For financial reporting purposes, the Company recognizes rent expense on a straight-line basis over the term of the lease. The Company has also entered into various operating lease agreements for office equipment. Rent expense under the Company's non-cancelable operating leases aggregated $1,821,292, $1,496,000, and $1,137,000, in 1999, 1998, and ,1997, respectively.

     The Company has entered into an eleven year office space lease commencing approximately April 1, 2000 that will consolidate its two Maryland office locations. The Company expects to terminate its existing lease agreements with minimal expense (no more than 90 days of lease expense) costs. Future minimum lease payments under non-cancelable operating leases are as follows:

                                                          Operating
                                                           Leases
                                                          ---------
          2000.......................................   $ 3,103,556
          2001.......................................     3,087,106
          2002.......................................     2,787,911
          2003.......................................     2,694,505
          2004.......................................     2,300,086
          Thereafter.................................    15,730,239
                                                        -----------
                                                        $29,703,403
                                                        ===========


18.  Commitments and Contingencies

     Effective April 1, 1997, the Company entered into a five-year employment agreement with its President and Chief Operating Officer. The agreement provides for, among other things, options to purchase 1,125,000 shares of the Company's common stock that will vest over an eight-year period (with acceleration provision based on performance) and a retirement benefit (approximately $1 million) in the form of vested trust arrangements that is earned over a five-year period. A portion of the stock options have an exercise price which is lower than the market price of the Company's common stock at the date of grant ("in the money"). The compensation element of these "in the money" options, net of the related tax effect, has been recorded as deferred compensation and is being amortized as compensation expense over a period of eight years. The unamortized portion of the deferred compensation at December 31, 1999 and 1998 is included in shareholders' equity. In December 1997, the Company accelerated the vesting on 750,000 stock options which had an exercise price at the date of grant equal to or above the market price. This employment agreement was extended for an additional five year period effective January, 1, 1999.

     The Company offers its contracting providers an advance (prepayment) option based on the percentage of claims volume for the preceding year. The advance (prepayment) option may be requested at the execution of a contract between the Company and contracting provider, or at the anniversary date.

     On April 26, 1996, First Health Group Corporation (formerly known as HealthCare COMPARE), a Delaware corporation and competitor of the Company, filed a civil complaint against the Company in the United States District Court for the Northern District of Illinois. The complaint, in its present amended form, seeks permanent injunctive relief, an unspecified amount of damages and treble damages based on alleged violations of the Lanham Act, 15 U.S.C. (S)(S) 1125(a)(1)(A) and (a)(1)(B), as well as common law claims of deceptive trade practices, fraud, interference with contract, interference with prospective economic relations and unfair competition. First Health contends that representatives of the Company made false and misleading statements during contract negotiations with health care providers in order to cause them to join the Company's provider network. The Company denies the allegations in the complaint and believes them to be without merit. The Company has asserted counterclaims against First Health for violations of the Lanham Act, as well as state law claims for unfair competition and commercial disparagement. In

                    UNITED PAYORS & UNITED PROVIDERS, INC.

its court filings and discovery responses, First Health asserts that it has suffered damages in the range of $28.8 million to $37 million due primarily to its loss of a single contract. First Health later attempted to significantly expand its damages claim, but in an Order dated July 9, 1999, the Court struck all of those new damages claims with the exception of one minor claim with a purported value of approximately $31,500. Discovery in the action is completed and the Company has filed motions for summary judgment arguing that: (a) First Health's evidence is insufficient as a matter of law to establish liability for false advertising; and (b) it is entitled to judgment on the claim of damages related to the loss of a payor contract on the basis that First Health cannot demonstrate that it lost the contract due to any actions by UP&UP. First Health filed a cross-motion for summary judgment arguing that liability should be presumed against UP&UP relative to the false advertising claims. The motions are currently under consideration by the court and a written ruling is expected in the second quarter of 2000. No trial date has been scheduled by the court as of this date. Based upon the available information, management believes that its potential liability, if any, arising from the litigation will not be material to the consolidated financial statements of the Company.

  In the normal course of business, the Bank makes various commitments and incurs certain contingent liabilities that are not presented in the accompanying consolidated financial statements. The commitments and contingent liabilities include various guarantees, commitments to extend credit and standby letters of credit. As of December 31, 1999, the Bank had undisbursed loan commitments other than construction loans in process, stand-by letters of credit and commitments under lines of credit as follows:

     Undisbursed loan commitments                    $411,000
     Stand-by letters of credit                             -
     Commitments under lines of credit                137,373
                                                     --------
                                                     $548,373
                                                     ========

     The Company is also a party to other legal actions arising in the ordinary course of business. Management believes that damages arising from these actions, if any, will not be material to the consolidated financial statements of the Company.

19.  Earnings Per Share

     A reconciliation of the numerators and denominators of the basic earnings per share computations for the years ended December 31, 1999, 1998, and 1997 to the numerators and denominators of the diluted earnings per share computations for the respective periods follows:

                                      1999                                 1998                            1997
                             -------------------------------  ---------------------------------  ------------------------------
                                                        Per                               Per                               Per
                             Net Income     Shares     Share    Net Income    Shares     Share   Net Income     Shares     Share
                             ----------   ----------   -----    ----------  ----------   -----   ----------     ------     -----
Basic...................     $25,919,260  18,491,473  $ 1.40   $19,579,150  17,064,954  $ 1.15   $14,976,704  17,239,065  $ 0.87
Effect of Dilutive
 Options and
 Warrants...............               -     761,383   (0.05)            -     916,491   (0.06)            -     247,402   (0.01)
                             -----------  ----------  ------   -----------  ----------  ------   -----------  ----------  ------
Diluted.................     $25,919,260  19,252,856  $ 1.35   $19,579,150  17,981,445  $ 1.09   $14,976,704  17,486,467  $ 0.86
                             ===========  ==========  ======   ===========  ==========  ======   ===========  ==========  ======

     All outstanding options and warrants were included in the computation of diluted earnings per share in 1999.

     Stock options to purchase 4,500 shares of common stock at an exercise price of $21.59 per share were outstanding during 1998, but were not included in the computation of diluted earnings per share because the exercise price of the stock options was greater than the average market price of the common shares and, therefore, were antidilutive. These stock options expire in April 2008.

     Stock options to purchase 461,250 shares of common stock at a weighted average exercise price of $11.85 per share and warrants to purchase 477,000 shares of common stock at $10.67 per share were outstanding during 1997 but were not included in the computation of diluted earnings per share because the exercise prices of the stock options and warrants were greater than the average market price of the common shares and, therefore, were antidilutive. These stock options and warrants have expiration dates ranging from October, 1999 to March, 2009.

                    UNITED PAYORS & UNITED PROVIDERS, INC.

20.  Selected Quarterly Financial Data (Unaudited)

                                  Quarter End    Quarter Ended      Quarter End    Quarter End
                                    March 31        June 30        September 31    December 31
                                  -----------   --------------    --------------   -----------
1999:
Revenue.........................      $23,722          $27,154          $28,235       $29,546
Operating profit................        9,380           10,630           10,845        11,414
Net income......................        5,599            6,506            6,679         7,135
Net income per share basic......         0.32             0.35             0.35          0.37
Net income per share-- diluted..         0.31             0.34             0.34          0.36

1998:
Revenue.........................      $18,598          $19,097          $19,516       $21,238
Operating profit................        7,558            8,168            8,954         9,044
Net income......................        4,396            4,812            5,037         5,334
Net income per share basic......         0.26             0.28             0.29          0.31
Net income per share-- diluted           0.25             0.27             0.28          0.30

21.  Subsequent Events

     On February 4, 2000, the Company entered into a Merger Agreement with BCE Emergis, Inc. of Canada. The merger is subject to shareholder approval and certain other regulatory approvals. A Special Meeting of the shareholders of UP&UP is expected to be held in March 2000. If the merger is approved, shareholders of UP&UP will receive $27.00 cash for each share of common stock owned.